UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 5, 2007

ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The information in this Current Report shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of Energy Conversion Devices, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

On March 5, 2007, Energy Conversion Devices, Inc. issued a press release announcing the first in a series of management moves consistent with the company's previously announced management succession planning. At his request, Stanford R. Ovshinsky, President and Chief Scientist and Technologist, has relinquished management responsibilities as the company's President and a member of its Office of the Chairman. As Founder and Chief Scientist and Technologist, Mr. Ovshinsky will devote his full energy and intellect to the further development of the science and application of amorphous and disordered materials in the field of energy and information.

Mr. James R. Metzger previously Executive Vice President and Chief Operating Officer, has been appointed to serve as Interim President and Chief Operating Officer of the Company and will lead the development and execution of the Company's operating plans. Mr. Metzger, 59, joined ECD as Vice Chairman in November 2002. He was named ECD's Chief Operating Officer in February 2003 and Executive Vice President in February 2004 with responsibility for the day-to-day operations of ECD. He served on ECD's Board of Directors from July 2000 — February 2004. Prior to his retirement from Texaco on March 1, 2002 following the merger of Chevron and Texaco on October 9, 2001, he was Vice President and Chief Technology Officer at Texaco Inc.

A copy of the press release is attached to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

99.1	Press release dated March 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Sanjeev Kumar
Vice President and Chief Financial Officer

Date: March 8, 2007

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 5, 2007